Exhibit 99.1

Flutter Entertainment Reports Third Quarter 2024 Financial Results

November 12, 2024 (New York): Flutter Entertainment (NYSE:FLUT; LSE:FLTR), the world’s leading online sports betting and iGaming operator, announces Q3 2024 results, and a small raise to fiscal year 2024 Group guidance. Share repurchase program to commence on November 14, 2024.

Key financial highlights:

In $ millions except percentages and average monthly players	Three months ended September 30
	2024	2023	YOY
Average monthly players (AMPs) (‘000s)[1]	12,920	11,139	+16%
Revenue	3,248	2,558	+27%
Net loss	(114)	(262)	+56%
Net loss margin	(3.5)%	(10.2)%	+670bps
Adjusted EBITDA[2,3]	450	258	+74%
Adjusted EBITDA Margin[2]	13.9%	10.1%	+380bps
Loss per share ($)	(0.58)	(1.55)	+63%
Adjusted earnings (loss) per share ($)[2]	0.43	(0.10)	+530%
Net cash provided by operating activities	290	554	(48)%
Free Cash Flow[2]	112	434	(74)%
Leverage ratio (December 2023 3.1x)	2.4

•	Excellent Q3 with AMPs[1] +16% and revenue +27% driving a small raise in FY 2024 Group revenue and Adjusted EBITDA guidance

•

US: Strong start to NFL season driven by new product launches and favorable Q3 sports results combined with continued iGaming strength, delivered year-over-year US AMP and revenue growth of 28% and 51%, respectively:

•	Q3 2024 total online gross gaming revenue (GGR) market share of 35% including sportsbook GGR share of 41%, net gaming revenue share (NGR) of 43% and iGaming GGR share of 25%[5]

•	Customer acquisition in new and existing states remains compelling with payback periods of 18 months and customer acquisition 10% higher year-over-year[6]

•	Existing customer growth also very strong with pre-2022 states online revenue +46%[7]

•	Strong Q3 outperformance has subsequently been more than offset by unfavorable sports results in Q4 to date

•	Group Ex-US: Revenue +15% with double-digit growth across all segments:

•	Strong UKI momentum from product improvements, the European Football Championship (‘Euros’) in July

•	International division leveraging Flutter Edge capabilities to drive Sisal’s 200bps year-over-year Italian market share gain[8]

•	Australia performance encouraging with AMPs +6% and revenue +12% benefiting from positive sports results impact year-over-year

•

Announced share repurchase program of up to $5bn over the next 3-4 years at Investor Day on September 25, 2024. First tranche to commence on November 14, 2024 with $350m in repurchases to end of Q1 2025

•	Announced acquisitions of NSX and Snai, which will expand our reach in attractive markets of Brazil and Italy[9]

Q3 2024 financial overview

•	Net loss of $114m, a $148m year-over-year improvement driven by strong revenue growth

•	Net loss included non-cash impacts of (i) $128m acquired intangibles amortization charge and (ii) $121m fair value loss on Fox Option liability (Q3 2023 $18m gain)

•	Group Adjusted EBITDA[2,3] +74% at $450m. Adjusted EBITDA margin 380bps higher at 13.9%:

•	US Adjusted EBITDA[2] $113m higher at $58m driven by revenue growth, including favorable sports results, and operating leverage across all cost lines with Adjusted EBITDA margin[2] +11ppt

•	Group Ex-US Adjusted EBITDA[2] +24% to $392m, reflected strong revenue growth and Adjusted EBITDA margin expansion in each segment

•

Loss per share improved by $0.97 to a loss of $0.58 and Adjusted earnings per share increased by $0.53 to $0.43. Fox Option reduced both metrics by $0.68 in Q3[10] (year to date Fox Option loss of $1.20)

•	Net cash provided by operating activities reduced 48% year-over-year to $290m primarily due to the impact of derivative settlements in the current and prior year period

•

Leverage ratio[2] now within guidance range driven by our significant Adjusted EBITDA growth, 2.4x at September 30, 2024 (based on last 12 months Adjusted EBITDA[2]; December 31, 2023 3.1x). Free Cash Flow[2] of $112m (Q3 2023 $434m)

Full year 2024 guidance highlights (see further detail included on page 7)

•

Group guidance[11] raised 1% for revenue and Adjusted EBITDA to reflect strong Group ex-US performance in Q3. Excellent US momentum in Q3 has subsequently been more than offset by unfavorable sports results in Q4 to date

•	Improvement implies Group revenue +22% year-over-year and Adjusted EBITDA +35%[4] at the midpoints:

•	US guidance range narrowed with midpoints for revenue 1% lower to $6.15bn and Adjusted EBITDA 4% lower to $710m versus existing guidance

•	Group Ex-US increases of 3% for revenue to $8.2bn and Adjusted EBITDA to $1.82bn

Peter Jackson, CEO, commented:

“Flutter had an excellent quarter with revenue growth accelerating to 27%, well ahead of market expectations, and increases to our revenue and Adjusted EBITDA guidance for 2024.

In the US, we had a fantastic start to the new NFL season with peak wagers per minute already higher than Super Bowl LVII. Our proprietary product offering continued to drive strong parlay penetration as well as a step up in live betting handle.

Outside of the US, all divisions delivered a strong performance in the quarter as they leveraged the benefits of the Flutter Edge. In UKI, a broader product range across both sports and iGaming drove player and revenue growth. Sisal continued to make significant share gains in Italy as we look to expand our presence there with the addition of Snai. In Australia, Sportsbet has been demonstrating encouraging trends.

On September 25, we hosted our Investor Day where we outlined how we are an ‘and’ business, with opportunities to deploy capital organically and in M&A, such as the Snai and NSX acquisitions, and also in shareholder returns. We believe that the Group has exciting growth prospects due to our unparalleled leadership positions across the world, underpinned by access to the Flutter Edge. We expect to have significant capital to deploy over the coming years and I am excited to commence the share repurchase program in Q4.”

Q3 24 Operating Review

US:

FanDuel delivered another strong quarter with an excellent start to the new NFL season, as we retained our clear leadership position in the market.

Our market-leading sportsbook and iGaming products continued to drive strong customer engagement and retention as AMPs grew 28% to 3.2m in the quarter and player frequency also increased year-over-year. Strong growth continued across both existing and new states as staking grew 23% in our pre-2022 states and 37% in 2022/2023 state launches7. Total new customer acquisition was 10% higher year-over-year and customer economics remained very compelling, with payback periods well within our 24 month target6.

We launched a wide range of new and enhanced sportsbook product features ahead of the NFL season to drive a more immersive live experience and enhance player narrative themes. These included animated scoreboards, a new player experience hub and expanded player prop markets including NFL markets exclusive to FanDuel. These helped deliver a 700 basis point increase year-over-year in parlay penetration in the first four weeks of the NFL season, and also in the proportion of live betting handle comprised of live Same Game Parlay (“SGP”) bets. We are also excited about the opportunity created by our new “Your Way” product which was in trial in two states during the quarter and which we believe marks the beginning of an exciting journey. This new innovation provides customers with almost limitless, customizable betting options. In iGaming we continued to expand our exclusive content offering launching the next in our “Wonka” series, “Pure imagination”, in August, which quickly became our second most popular slot game for new customers, next only to “World of Wonka” launched in Q1.

Group Ex-US:

Player engagement remains strong outside of the US with AMP1 growth of 13% driving revenue 15% higher. This reflects excellent momentum in both iGaming and the start of the new European soccer season, along with the conclusion of the Euros in July.

In UKI, AMP1 growth accelerated to 13% supported by an expanded product proposition with access to Flutter’s leading sportsbook pricing capabilities helping broaden the range of betting options for players. Across the first seven rounds of the new soccer season there was a 142% increase in SGP wagers versus the comparable period in 2022, with 64% of these wagers containing betting markets only created in the last two years. In iGaming, our brands added Global Games, the UK’s number three ranked games provider, to their portfolio of content.

In International, Sisal started the new Serie A soccer season with SGP available for the first time in the Italian market, demonstrating the benefits of access to the Flutter Edge. In the opening six rounds of the season, SGP accounted for nearly a quarter of Serie A wagers. Sisal also expanded the breadth of eligible markets for their ‘Duo’ product which has resonated well with players. In iGaming, Sisal launched 84 new games, including a range of exclusive titles. This all combined to drive Sisal’s Italian market share 200bps higher year-over-year8. MaxBet, which was acquired in January 2024, has been seamlessly integrated into the Group. MaxBet has been able to access the Flutter Edge through enhanced sportsbook trading and digital marketing capabilities, along with key industry expertise provided by seconded Flutter talent.

The racing market in Australia declined in-line with expectations however the positive player engagement momentum we saw in Q2 continued into Q3. AMPs were 6% ahead, growing in both sports and racing which we believe is an encouraging sign for the future trajectory of the business.

Q3 2024 financial highlights: Group

In $ millions except percentages	Three months ended September 30
	Revenue				Adjusted EBITDA[2,3]
	2024	2023	YOY	YOY CC	2024	2023	YOY	YOY CC
US	1,250	828	+51%	+51%	58	(55)
UKI	846	719	+18%	+14%	237	184	+29%	+23%
International	781	679	+15%	+17%	152	119	+28%	+36%
Australia	371	332	+12%	+9%	72	63	+14%	+12%
Unallocated corporate overhead[12]					(69)	(53)	+30%	+28%
Group Ex-US	1,998	1,730	+15%	+15%	392	313	+24%	+25%
Group	3,248	2,558	+27%	+26%	450	258	+74%	+74%

The Group had another strong quarter in Q3 with AMP1 and revenue growth of 16% and 27% respectively. Revenue growth accelerated in both the US (+51%) and Group ex-US (+15%). The addition of Maxbet added two percentage points to Group revenue growth.

The Group reported a net loss of $114m compared to a loss of $262m in Q3 2023. This is after non-cash impacts of (i) a loss in the fair value of the Fox Option liability of $121m (Q3 2023 $18m gain; 2024 year to date $214m loss) and (ii) a charge relating to the amortization of acquired intangibles of $128m (Q3 2023: $199m).

Unallocated corporate overhead12 increase of 30% includes investment in Flutter Edge pricing and risk management capabilities to drive sportsbook product innovation across the Group, and additional cost associated with US listing requirements.

Adjusted EBITDA2,3 was 74% higher at $450m reflecting the strong revenue performance, the profit inflection in the US and an Adjusted EBITDA margin2 expansion of 130bps in Group ex-US. Group Adjusted EBITDA margin increased by 380bps with significant operating leverage in sales and marketing expenses in early-to-regulate US states.

Loss per share improved by $0.97 to a loss of $0.58, while Adjusted earnings per share2 increased by $0.53 to $0.43. Both metrics reflect stronger revenue performance and include the $121m Fox Option loss in the quarter which equated to $0.68 per share10 (year to date loss per share impact of Fox Option $1.20).

The Group’s net cash provided by operating activities in Q3 2024 decreased by 48% to $290m from $554m primarily reflecting the payment of $213m on settlement of derivatives during the quarter compared with a derivative settlement receipt of $89m in the prior comparable period. This adverse year-over-year swing offset the strong Group financial performance within the Group. Free Cash Flow2 of $112m was lower than the prior year, also driven by the factors outlined above.

Q3 2024 financial highlights: Segments

US Q3 revenue grew 51% reflecting sportsbook +62% and iGaming +46%. This included continued strong online revenue growth in pre-2022 states of 46% (sportsbook +47% and iGaming 44%)7.

Sportsbook revenue growth was driven by a 36% increase in stakes and a 130 basis point expansion in structural revenue margin to 12.8%, driven by our leading pricing capabilities. We also benefited from a positive 120 basis point year-over-year swing in sports results during the quarter (Q3 2024: 80bps favorable, Q3 2023: 40bps unfavorable). The sports results benefit was mostly reinvested in promotional spend, which was higher year-over-year and was consistent with our year-to-date investment strategy. This resulted in an overall 130 basis point increase in our net revenue margin year-over-year to 8.2%.

iGaming revenue grew 46% driven by AMPs +43% as our focus on exclusive content and market leading generosity continued to drive strong direct casino and cross-sell customer engagement.

Adjusted EBITDA2 grew $113m to $58m in Q3 2024 from a loss of $55m in Q3 2023, demonstrating the ongoing transformation of our US earnings profile. Cost of sales as a percentage of revenue was 110 basis points lower year-over-year at 58.9%. This was primarily driven by the positive sports results benefit which was partly offset by the impact of the Illinois tax increase from July 1, 2024. Sales and marketing expenses reduced by 760bps as a percentage of revenue driven by ongoing operating leverage in our earlier-to-regulate states together with some phasing of spend into Q4. Technology, research and development costs, and general and administrative costs were broadly in-line with Q2 2024, increasing by 26% and 30% year-over-year, respectively. This reflected investment to scale our product and technology capabilities and phasing of expenses in the prior year.

UKI maintained its excellent momentum with revenue growth of 18% (+14% on a constant currency basis13) driven by a 13% increase in AMPs1.

Sportsbook revenue grew 9%, benefitting from a strong conclusion to the Euros, which accounted for 8% of sportsbook stakes in the quarter. Sportsbook net revenue margin increased 80bps to 12.4% primarily due to a 60bps improvement in sports results (Q3 2024: 40bps favorable, Q3 2023: 20bps unfavorable). Growth in iGaming revenue remains very strong at 29%. This reflects excellent player momentum with AMPs1 17% higher driven by the continuous product improvements being delivered across the iGaming portfolio and strong cross-sell from sportsbook.

Adjusted EBITDA2 increased 29% (+23% on a constant currency basis13) also benefitting from the in-year phasing of Euros sales and marketing spend, with the majority of spend in Q2 to engage and acquire players at the start of the tournament. This drove an Adjusted EBITDA margin expansion of 240bps to 28.0%.

International revenue grew 15% in Q3 (+17% on a constant currency basis13), in line with AMPs1, with a strong performance in Sisal and the addition of MaxBet from January 2024, which contributed revenue of $50m in the quarter.

Sportsbook revenue grew 31% driven by Sisal which included the benefit of the Euros. Sportsbook net revenue margin declined 40bps to 11.3% driven by a 40bps reduction in structural revenue margin including the addition of MaxBet which has a lower structural margin. Sports results were slightly less unfavorable in the current period (Q3 2024: 60bps unfavorable, Q3 2023: 70bps unfavorable). iGaming revenue was 11% higher with MaxBet adding 7ppt to growth.

Consolidate and Invest14 markets revenue increased 20% (23% on a constant currency basis) or 11% (14% on a constant currency basis) excluding MaxBet. Constant currency revenue growth in Italy (13%, Sisal Italy online revenue +41%), Turkey (+104%), Georgia (+21%), Armenia (+14%) and Brazil (+10%) remains strong. In India, revenue was 17% lower in Q3 but more than doubled year-over-year in October as Junglee lapped tax changes introduced in October 2023.

Adjusted EBITDA2 grew 28% or 36% on a constant currency basis13. This equated to 270bps of constant currency Adjusted EBITDA margin expansion due to a one-off credit of $18m from a historic legal case. Excluding this credit, Adjusted EBITDA margin is broadly in line as a stronger revenue performance from countries with a higher cost of sales was offset by operating cost savings from the closure of FOXBet and lower marketing spend in Junglee.

Australia AMPs1 grew 6% year-over-year and revenue was 12% higher (9% on a constant currency basis). Growth was primarily driven by a 180 basis point year-over-year benefit from favorable sports results (Q3 2024 130 basis points favorable, Q3 2023 50 basis points unfavorable). Staking declined 8% in line with anticipated market trends, and was more than offset by the increase in net revenue margin of 250bps to 13.8%15, with a continued expansion in our structural revenue margin adding to the sports results benefit year-over-year. Adjusted EBITDA2 was 14% higher (12% on a constant currency basis) with the previously communicated impact from the increase in taxes in Victoria more than offset by the positive sports results noted above.

Full year 2024 guidance

Group guidance is raised driven by our strong Q3 performance. We now expect the following revenue and Adjusted EBITDA2,3 ranges:

US: Guidance range narrowed with mid-point revenue and Adjusted EBITDA lowered 1% and 4% respectively, as positive Q3 performance has subsequently been more than offset by unfavorable sports results in Q4 to date. Ranges narrowed to revenue of $6.05bn-$6.25bn and Adjusted EBITDA of $670m-$750m (previous: revenue $6.05bn-$6.35bn, Adjusted EBITDA $680m-$800m). This represents revenue and Adjusted EBITDA2 mid-points of $6.15bn and $710m with year-over-year growth of 40% and 206%. We continue to expect a gross tax impact from tax changes in Illinois of $50m for H2 2024, and a net impact of $40m.

Group Ex-US: Guidance raised to revenue of $8.1bn-$8.3bn and Adjusted EBITDA of $1.77bn-$1.87bn (previous: revenue $7.85bn-$8.15bn, Adjusted EBITDA $1.69bn-$1.85bn). This represents revenue and Adjusted EBITDA2 mid-points of $8.2bn and $1.82bn, both representing year-over-year growth of 11% and 3% improvements for both revenue and Adjusted EBITDA to the previous midpoints. Guidance includes Adjusted EBITDA in Australia of approximately $290m (increased from approximately $270m) driven by the benefit of positive sports results.

Guidance11 is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at current foreign exchange rates, (iii) on an existing state basis in the US (iv) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Capital structure

Total debt declined $146m to $6,910m from $7,056m at December 31, 2023 and net debt2 was $226m lower to $5,569m from $5,795m. At September 30, 2024, the Group’s leverage ratio2 was 2.4x, based on the last 12 months Adjusted EBITDA, a reduction of 0.7x from 3.1x at December 31, 2023 due to growth in the Group’s Adjusted EBITDA. The Group is now within its medium-term leverage target of 2.0-2.5x.

As previously announced, the Board has authorized a share repurchase program of up to $5bn, which is expected to be deployed over the next three to four years. The first tranche of the program will launch on November 14, 2024 on the New York Stock Exchange. We intend to repurchase up to $350m of ordinary shares through the end of Q1 2025. A further announcement will be made in due course.

Conference call:

Flutter management will host a conference call today at 4:30 p.m. ET (9:30 p.m. GMT) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 20251. Please dial in 10 minutes before the conference call begins.

+1 888 500 3691 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1951 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited, to statements related to our expectations regarding the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believe(s)”, ”expect(s)”, “potential”, “continue(s)”, “may”, “will”, “should”, “could”, “would”, “seek(s)”, “predict(s)”, “intend(s)”, “trends”, “plan(s)”, “estimate(s)”, “anticipates”, “projection”, “goal”, “target”, “aspire”, “will likely result”, and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; public sentiment towards online betting and iGaming generally; the potential impact of general economic conditions, including inflation, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities, adverse changes to the regulation (including taxation) of online betting and iGaming; the failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; litigation and the ability to adequately protect Flutter’s intellectual property rights; the impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 as filed with the SEC on March 26, 2024 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our significant scale and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global competitive advantages of the Flutter Edge, which gives our brands access to group-wide benefits to stay ahead of the competition, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, tombola, Betfair, MaxBet, Junglee Games and Adjarabet. We are the industry leader with $11,790m of revenue globally for fiscal 2023, up 25% YoY, and $3,248m of revenue globally for the quarter ended September 30, 2024.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Rob Allen, Corporate Communications

Liam Kealy, Investor Relations	Lindsay Dunford, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1.

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have placed and/or wagered a stake and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2024 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Free Cash Flow, Net Debt, Leverage Ratio, Constant Currency, Adjusted Net Income Attributable to Flutter Shareholders and Adjusted Earnings/(Loss) Per Share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this document for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3.

Beginning January 1, 2024, the Group revised its definition of Adjusted EBITDA, which is the segment measure used to evaluate performance and allocate resources. The definition of Adjusted EBITDA now excludes share-based compensation as management believes inclusion of share-based compensation can obscure underlying business trends as share-based compensation could vary widely among companies due to different plans in place resulting in companies using share-based compensation awards differently, both in type and quantity of awards granted.

4.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

5.

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to September 30, 2024 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR, market share of FanDuel for the three months to September 30, 2024 in the states in which FanDuel was live, based on published gaming regulator reports in those states. Number one iGaming brand based on FanDuel and peer GGR for the three months to September 2024 based on published gaming regulator reports and external estimates by Eilers and Krejcik for competitor market share. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to September 30, 2024 was 26%.

6.

Payback is calculated as the projected average length of time it takes players to generate sufficient adjusted gross profit to repay the original average cost of acquiring those players. Customer acquisition costs include the marketing and associated promotional spend incurred to acquire a customer. The projected adjusted gross profit is based on predictive models considering inputs such as staking behavior, interaction with promotional offers and gross revenue margin. Projected adjusted gross profit includes associated variable costs of revenue as well as retention generosity costs. US GAAP conversion adds approximately 1-2 months to the historic payback periods reported under IFRS.

7.

US analysis by state cohort includes the following states and provinces by FanDuel launch date; Pre-2020 states: New Jersey, Pennsylvania, West Virginia (2021 for iGaming), Indiana; Pre-2022 states: all Pre-2020 states plus Colorado, Illinois, Iowa, Michigan, Tennessee, Virginia, Arizona, Connecticut; 2022/2023 states: New York, Ontario, Louisiana, Wyoming, Kansas, Maryland, Ohio, Massachusetts, Kentucky.

8.	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli.
9.	Snai and NSX acquisition are expected to complete by Q2 2025.

10.

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. The Fox Option impact per share is calculated as the Fox Option impact during the reporting period divided by the diluted weighted average number of shares for the equivalent period (pre-tax). See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2024 for additional information regarding The Fox Option.

11.	Foreign exchange rates assumed in year to go forecasts for 2024 guidance are USD:GBP of 0.781, USD:EUR of 0.914 and USD:AUD of 1.516.
12.	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to specific segments.
13.	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q3 2023 at Q3 2024 exchange rates. See reconciliation on page 18.
14.	Consolidate and Invest markets within our International segment are Italy, Spain, Georgia, Armenia, Serbia, Brazil, India, Turkey, Morocco, Bosnia & Herzegovina and the US.
15.	The previously noted impacts from sports results in Australia have been updated to Q1 2023: -30bps, Q2 2023: +90bps, Q3 2023: -50bps and Q4 2023 +20bps and Q1 2024 +120bps following a review.

Definitions of non-GAAP financial measures

This press release includes Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted Earnings Per Share (“Adjusted EPS”), leverage ratio, Net Debt, Free Cash Flow, and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income Attributable to Flutter Shareholders, Adjusted EPS, leverage ratio, Net Debt, Free Cash Flow, and Adjusted Depreciation are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, Adjusted EBITDA and Segment Adjusted EBITDA by translating prior-period revenue, Adjusted EBITDA and Segment Adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; impairment of PPE and intangible assets and share based compensation expense.

Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue, respectively.

Group Ex-US Adjusted EBITDA is defined as Group Adjusted EBITDA excluding our US Segment Adjusted EBITDA.

Adjusted Net Income Attributable to Flutter Shareholders is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; gaming taxes dispute, amortization of acquired intangibles, accelerated amortization, loss (gain) on settlement of long-term debt; impairment of PPE and intangible assets; financing related fees not eligible for capitalization; gain from disposal of businesses and share-based compensation.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, Adjusted EBITDA Margin, Group Ex-US Adjusted EBITDA, Adjusted net income attributable to Flutter shareholders and Adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect shared-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by Adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to Adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free Cash Flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. We believe that excluding these items from free cash flow better portrays our ability to generate cash, as such items are not indicative of our operating performance for the period. This non-GAAP measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Our calculation of Free Cash Flow may differ from similarly titled measures used by other companies, limiting their usefulness as a comparative measure.

Adjusted depreciation is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except per share and per share amounts)	As of September 30,	As of December 31,
	2024	2023
Current assets:
Cash and cash equivalents	1,483	1,497
Cash and cash equivalents – restricted	56	22
Player deposits – cash and cash equivalents	1,871	1,752
Player deposits – investments	156	172
Accounts receivable, net	87	90
Prepaid expenses and other current assets	517	443

Total current assets	4,170	3,976
Investments	7	9
Property and equipment, net	498	471
Operating lease right-of-use assets	528	429
Intangible assets, net	5,822	5,881
Goodwill	14,344	13,745
Deferred tax assets	30	24
Other non-current assets	81	100

Total assets	25,480	24,635
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	270	240
Player deposit liability	1,902	1,786
Operating lease liabilities	130	123
Long-term debt due within one year	67	51
Other current liabilities	2,341	2,326

Total current liabilities:	4,710	4,526
Operating lease liabilities – non-current	437	354
Long-term debt	6,843	7,005
Deferred tax liabilities	733	802
Other non-current liabilities	747	580

Total liabilities	13,470	13,267
Redeemable non-controlling interests	1,604	1,152
Shareholders’ equity
Ordinary share (Authorized 3,000,000,000 shares of €0.09 ($0.10) par value each; issued September 30, 2024: 177,824,343 shares; December 31, 2023: 177,008,649 shares)	36	36
Shares held by employee benefit trust, at cost September 30, 2024: nil, December 31, 2023: nil	—	—
Additional paid-in capital	1,556	1,385
Accumulated other comprehensive loss	(1,075)	(1,483)
Retained earnings	9,728	10,106

Total Flutter Shareholders’ Equity	10,245	10,044
Non-controlling interests	161	172

Total shareholders’ equity	10,406	10,216

Total liabilities, redeemable non-controlling interests and shareholders’ equity	25,480	24,635

Condensed Consolidated Statements of Comprehensive Income (Loss)

($ in millions except per share and per share amounts)	Three months ended June 30,
	2024	2023
Revenue	3,248	2,558
Cost of Sales	(1,752)	(1,386)

Gross profit	1,496	1,172
Technology, research and development expenses	(213)	(214)
Sales and marketing expenses	(748)	(701)
General and administrative expenses	(438)	(394)

Operating profit (loss)	97	(137)
Other expense, net	(122)	(44)
Interest expense, net	(105)	(92)

Loss before income taxes	(130)	(273)
Income tax benefit	16	11

Net loss	(114)	(262)

Net income attributable to non-controlling interests and redeemable non-controlling interests	5	1
Adjustment of redeemable non-controlling interest to redemption value	(16)	12
Net loss attributable to Flutter shareholders	(103)	(275)
Loss per share
Basic	(0.58)	(1.55)
Diluted	(0.58)	(1.55)
Other comprehensive income (loss), net of tax:
Effective portion of changes in fair value of cash flow hedges	(124)	51
Fair value of cash flow hedges transferred to the income statement	119	(60)
Changes in excluded components of fair value hedge	(1)	—
Foreign exchange gain (loss) on net investment hedges	27	(2)
Foreign exchange gain (loss) on translation of the net assets of foreign currency denominated entities	570	(358)

Other comprehensive income (loss)	591	(369)

Other comprehensive income (loss) attributable to Flutter shareholders	599	(356)
Other comprehensive loss attributable to non-controlling interest and redeemable non-controlling interest	(8)	(13)

Total comprehensive income (loss)	477	(631)

Condensed Consolidated Statements of Cash Flows

	Three months ended September 30,
($ in millions)	2024	2023
Cash flows from operating activities
Net loss	(114)	(262)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	258	316
Change in fair value of derivatives	26	(19)
Non-cash interest expense (income), net	12	(35)
Non-cash operating lease expense	31	26
Foreign currency exchange (gain) loss	(34)	233
Loss on disposal	7	—
Share-based compensation – equity classified	52	48
Share-based compensation – liability classified	1	(21)
Other income (expense), net	121	(18)
Deferred taxes	(34)	11
Loss on extinguishment of long-term debt	—	1
Change in operating assets and liabilities:
Player deposits	18	(12)
Accounts receivable	(10)	(14)
Other assets	(61)	303
Accounts payable	28	(10)
Other liabilities	(43)	(39)
Player deposit liability	67	73
Operating leases liabilities	(35)	(27)

Net cash provided by operating activities	290	554

Cash flows from investing activities:
Purchases of property and equipment	(37)	(21)
Purchases of intangible assets	(52)	(34)
Capitalized software	(89)	(65)
Acquisitions, net of cash acquired	(28)	—
Cash settlement of derivatives designated in net investment hedge	(5)	—

Net cash used in investing activities	(211)	(120)

Cash flows from financing activities:
Proceeds from issue of common stock upon exercise of options	—	3
Proceeds from issuance of long-term debt (net of transactions costs)	—	91
Repayment of long-term debt	(10)	(102)
Acquisition of non-controlling interests	—	(95)
Dividend distributed to non-controlling interests	(4)	—
Repurchase of common stock	—	(46)

Net cash used in financing activities	(14)	(149)

Net increase in cash, cash equivalents and restricted cash	65	285
Cash, cash equivalents and restricted cash – Beginning of the period	3,235	2,598
Foreign currency exchange gain (loss) on cash and cash equivalents	110	(182)

Cash, cash equivalents and restricted cash – End of the period	3,410	2,701

Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,483	918
Cash and cash equivalents—restricted	56	16
Player deposits—cash & cash equivalents	1,871	1,767

Cash, cash equivalents and restricted cash – End of the period	3,410	2,701

Supplemental disclosures of cash flow information:
Interest paid	112	149
Income taxes paid	63	39
Operating cash flows from operating leases	43	33
Non-cash investing and financing activities:
Right of use assets obtained in exchange for new operating lease liabilities	66	3
Adjustments to lease balances as a result of remeasurement	31	—
Business acquisitions (including contingent consideration)	(26)	—

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2024	2023
Net loss	(114)	(262)
Add back:
Income taxes	(16)	(11)
Other expense, net	122	44
Interest expense, net	105	92
Depreciation and amortization	258	316
Share-based compensation expense	53	25
Transaction fees and associated costs [1]	—	26
Restructuring and integration costs [2]	42	28

Group Adjusted EBITDA	450	258

Less: US Adjusted EBITDA	58	(55)

Group Ex-US Adjusted EBITDA	392	313

Group Revenue	3,248	2,558
Group Adjusted EBITDA Margin	13.9%	10.1%

1.	For the three months ended September 30. 2023 transaction fees and associated costs comprised advisory fees related to the proposed listing of Flutter’s ordinary shares in the US.
2.

During the three months ended September 30, 2024, costs of $42 million (three months ended September 30, 2023: $28 million) primarily relate to various restructuring and other strategic initiatives to drive synergies. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource plan system. The costs primarily include severance expenses, advisory fees and temporary staffing cost.

Free Cash Flow reconciliation

See below a reconciliation of Free Cash Flow to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2024	2023
Net cash provided by operating activities	290	554
Less cash impact of:
Purchases of property and equipment	(37)	(21)
Purchases of intangible assets	(52)	(34)
Capitalized software	(89)	(65)

Free Cash Flow	112	434

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As at September 30, 2024	As at December 31, 2023
Long-term debt	6,843	7,005
Long-term debt due within one year	67	51
Total Debt	6,910	7,056
Add:
Transactions costs, premiums or discount included in the carrying value of debt	59	54
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	83	182
Cash and cash equivalents	(1,483)	(1,497)

Net Debt	5,569	5,795

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Adjusted net income (loss) attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income, the most comparable GAAP measure.

	Three months ended September 30,
($ in millions)	2024	2023
Net loss	(114)	(262)
Less:
Transaction fees and associated costs	—	26
Restructuring and integration costs	42	28
Amortization of acquired intangibles	128	199
Share-based compensation	53	25
Loss on settlement of long-term debt	—	1
Financing related fees not eligible for capitalization	2	—
Tax impact of above adjustments[1]	(46)	(23)

Adjusted net income (loss)	65	(6)
Less:
Net income attributable to non-controlling interests and redeemable non-controlling interests[2]	5	1
Adjustment of redeemable non-controlling interest[3]	(16)	12

Adjusted net income attributable to Flutter shareholders	76	(19)

Weighted average number of shares	178	178

1.	Tax rates used in calculated adjusted net profit attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.	Represents net loss attributed to the non-controlling interest in Sisal and the redeemable non-controlling interest in FanDuel and Junglee.
3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted Earnings (Loss) Per Share reconciliation

See below a reconciliation of Adjusted Earnings Per Share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended September 30,
	$2024	2023
Loss per share to Flutter shareholders	(0.58)	(1.55)
Add/ (Less):
Transaction fees and associated costs	—	0.15
Restructuring and integration costs	0.24	0.16
Amortization of acquired intangibles	0.72	1.12
Share-based compensation	0.30	0.14
Loss on settlement of long-term debt	—	0.01
Financing related fees not eligible for capitalization	0.01	—
Tax impact of above adjustments	(0.26)	(0.13)

Adjusted earnings (loss) per share	0.43	(0.10)

Constant currency (‘CC’) growth rate reconciliation

See below a reconciliation of constant currency growth rates to nominal currency growth rates, the most comparable GAAP measure.

($ millions except percentages)	Three months ended September 30,
Unaudited	2024	2023	YOY	2024	2023	YOY
				FX impact	CC	CC
Revenue
US	1,250	828	+51%	(1)	827	51%
UKI	846	719	+18%	21	740	14%
International	781	679	+15%	(14)	665	17%
Australia	371	332	+12%	8	340	9%

Group Ex-US	1,998	1,730	+15%	15	1,745	15%

Group	3,248	2,558	+27%	14	2,572	26%

Adjusted EBITDA
US	58	(55)	+205%	(1)	(56)	(204)%
UKI	237	184	+29%	8	192	23%
International	152	119	+28%	(7)	112	36%
Australia	72	63	+14%	1	64	12%
Unallocated corporate overhead	(69)	(53)	+30%	(1)	(54)	28%

Group Ex-US	392	313	+24%	1	314	25%

Group	450	258	+74%	—	258	74%

Segment KPIs

($ millions except percentages)	Three months ended September 30, 2024				YOY
Unaudited	US	UKI	Intl	Aus	US	UKI	Intl	Aus
Average monthly players (‘000s)	3,211	4,101	4,411	1,197	28%	13%	14%	6%
Sportsbook stakes	10,037	2,860	1,421	2,684	36%	2%	36%	(8)%
Sportsbook net revenue margin	8.2%	12.4%	11.3%	13.8%	130bps	80bps	-40bps	250bps
Sportsbook revenue	822	356	160	371	62%	9%	31%	12%
iGaming revenue	368	454	589	—	46%	29%	11%	—%
Other revenue	60	36	32	—	(14)%	(14)%	23%	—%

Total revenue	1,250	846	781	371	51%	18%	15%	12%

Adjusted EBITDA	58	237	152	72	205%	29%	28%	14%
Adjusted EBITDA margin	4.6%	28.0%	19.5%	19.4%	1,120bps	240bps	200bps	40bps
Additional information: Segment operating expenses
Cost of sales	737	321	374	207	+48%	+13%	+22%	+14%
Technology, research and development expenses	72	43	54	8	+26%	+16%	+15%	(20)%
Sales & marketing expenses	277	167	121	60	+13%	+10%	+10%	+3%
General and administrative expenses	106	80	80	24	+29%	+27%	(14)%	+26%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended September 30, 2024						Three months ended September 30, 2023
unaudited	US	UKI	Intl	Aus	Corp	Total	US	UKI	Intl	Aus	Corp	Total
Depreciation and Amortization	31	79	123	16	9	258	28	108	151	15	15	316
Less: Amortization of acquired intangibles	(4)	(51)	(68)	(4)	—	(127)	(5)	(78)	(111)	(5)	—	(199)

Adjusted depreciation and amortization[1]	27	28	55	12	9	131	24	30	40	9	15	118

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles